Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement  (“Amendment”) is made as of March 24, 2005 by and between Curative Health Services, Inc., a Minnesota corporation (“Company”), and Paul F. McConnell, an individual resident of the Commonwealth of Massachussetts (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated April 23, 2004 (as such agreement was amended as of November 15, 2004, and as may be amended from time to time, the “Employment Agreement”), and a Restricted Stock Unit Award Agreement dated as of April 23, 2004 (“RSU Agreement”); and

WHEREAS, the Company and Executive desire to make certain changes to the Employment Agreement relating to the lock-up restrictions applicable to the Designated Shares (as defined in the Employment Agreement), and to the conditions for payment of the stay bonus provided for in the Employment Agreement, and also to make certain changes to the vesting terms for the restricted stock units provided for in the RSU Agreement (as provided for in an Amendment to RSU Agreement between the parties dated the date hereof);

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, the Company and Executive agree as follows:

1.               Amendments.   The following provisions of the Employment Agreement are hereby amended as follows:

(a)          Section 3.1(c).  The last sentence of Section 3.1(c) shall be replaced in its entirety with the following:

“Except as otherwise provided in the Restricted Stock Unit Agreement, the Restricted Stock Units granted to Executive will vest at the rate of one third on the first anniversary of the Closing Date, and the balance of the Restricted Stock Units shall vest in equal monthly installments on the last date of each of the eight (8) successive three-month periods following the first anniversary of the Closing Date, and not before, provided that Executive remains employed by the Company continuously from the Closing Date through the respective vesting date.”

In addition, the reference to the Restricted Stock Unit Agreement in this Section shall mean the form of RSU Agreement, as amended.

(b)         Section 3.1(d).  Section 3.1(d) shall be replaced in its entirety with the following:

“The Company shall pay and Executive shall receive a cash payment in the amount of $1.5 million on the third anniversary of the Closing Date, provided that Executive remains employed by the Company continuously from the Closing Date through the third anniversary of the Closing Date; except that if prior to such third anniversary a person or entity which is not then controlling, controlled by or under common control with the Company acquires (i) all or substantially all of the assets of the Company, or (ii) common stock of the Company (other than from the Company), with the effect that after such acquisition of stock such person or entity holds an aggregate amount of common stock of the Company greater than 50% of the then outstanding Company common stock, then in either of these events, such stay bonus shall become due and payable within 5 business days of such event.  “All or substantially all” shall be deemed to mean 80% or more of the Company’s assets on a consolidated basis, in one transaction or a series of related transactions.

Notwithstanding the foregoing, (x) no such accelerated payment shall be due or paid in the event of any termination of Executive’s employment by the Company for Cause, and (y) no accelerated payment shall be due or paid in connection with any issuance of any security by the Company, whether in the form of common stock of the Company or any other security convertible into common stock of the Company (including any equity or debt security), except that in the event that (A) prior to such third anniversary a person or entity which is not then controlling, controlled by or under common control with the Company acquires common stock of the Company (even if directly from the Company), with the effect that after such acquisition of stock such person or entity holds an aggregate amount of common stock of the Company greater than 50% of the then outstanding Company common stock, and (B) during the twelve month period immediately following such change of control Executive’s employment with the Company is terminated (or not renewed) by the Company without Cause, or by Executive for Good Reason as defined in subsection (i) or (ii) of Section 4.1 (d) of the Employment Agreement, then such stay bonus shall become due and payable within 5 business days of such termination of employment.”

(c)   Section 3.5.   The second, third and fourth sentences of Section 3.5 shall be replaced in their entirety with the following:

“Executive agrees that the Designated Shares will be subject to the following lockup agreement:  Executive will be prohibited from selling, transferring or otherwise disposing of half of the Designated Shares until the date that is 30 days after the first anniversary of the Closing Date, and he will be prohibited from selling, transferring or otherwise disposing of the other half of the Designated Shares until the date that is 30 days after the second anniversary of the Closing Date (each such period, as applicable, the “Lockup Period”).  Notwithstanding the foregoing, Executive may sell or otherwise transfer the Designated Shares, in whole or in part, during the Lock-up Period (a) to the Executive’s Immediate Family (as defined below) or to any trust or other entity for the direct or indirect benefit of the Executive and/or his Immediate Family, provided that in all such cases, the transferee agrees in writing that the transferee is receiving and will hold the transferred Designated Shares subject to the lockup provisions of this Section 3.5 and there will be no further transfer of such Designated Shares except in accordance with such provisions and/or (b) upon the occurrence of a Change of Control (as defined below) and/or (c) upon the Company terminating this Agreement without Cause (as defined below) and/or (d) upon Executive terminating this Agreement for Good Reason (as defined below) and/or (e) upon termination of Executive’s employment for any other reason (except for termination by the Company for Cause).  For purposes hereof, “Immediate Family” means any relationship by blood, marriage or adoption not more remote than first cousin.”

2.     Headings.  The headings of the articles and sections of this Amendment are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision of this Amendment.

3.     Modifications.  Except as modified hereby, the Employment Agreement is in all other respects hereby ratified and confirmed.

4.     Force and Effect.  This Amendment shall be effective from the date hereof.

IN WITNESS HEREOF, the parties have executed this Amendment effective as of the date first set forth above.

PAUL F. MCCONNELL	CURATIVE HEALTH SERVICES, INC.

/s/ Paul F. McConnell	By	/s/ Thomas Axmacher
Executive		Its	Chief Financial Officer